- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                               FEBRUARY 17, 1994

                             EXCEL INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         INDIANA                    1-8684                   35-1551685
     (STATE OR OTHER        (COMMISSION FILE NUMBER)       (IRS EMPLOYER
     JURISDICTION OF                                   IDENTIFICATION NUMBER)
      INCORPORATION)


    1120 NORTH MAIN STREET, ELKHART,                     46514
                INDIANA
    (ADDRESS OF PRINCIPAL EXECUTIVE                    (ZIP CODE)
                OFFICES)

       Registrant's telephone number, including area code (219) 264-2131

                                      N/A
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following table presents selected consolidated financial data of the Company as of and for the five fiscal years ended December 31, 1993. The selected consolidated financial data have been derived from audited consolidated financial statements of the Company. Such selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere herein. The comparability of the results for the periods presented is significantly affected by certain events, as described in "Management's Discussion and Analysis of Results of Operations and Financial Condition-- General."

INCOME STATEMENT DATA:
                                        YEAR ENDED DECEMBER 31,
                              ------------------------------------------------
                                1989      1990      1991      1992      1993
                              --------  --------  --------  --------  --------
  Net sales.................. $277,114  $281,369  $352,268  $426,873  $515,681
  Cost of goods sold.........  236,014   245,027   321,058   383,258   463,943
  Gross profit...............   41,100    36,342    31,210    43,615    51,738
  Selling, administrative and
   engineering expenses......   22,819    23,336    25,205    28,262    30,054
  Restructuring charge (1)...      --        --        --      4,500       --
  Other income (expense),
   net.......................      289     1,208      (216)      713     2,015
  Interest expense...........    5,470     5,446     5,516     5,555     3,474
  Income before income taxes
   and cumulative effect of
   changes in accounting.....   13,100     8,768       273     6,011    20,225
  Income tax provision.......    5,478     3,560       122     2,434     7,785
  Income before cumulative
   effect of changes in
   accounting................    7,622     5,208       151     3,577    12,440
  Cumulative effect of adop-
   tion of SFAS 106 and 109..      --        --        --      3,195       --
  Net income.................    7,622     5,208       151       382    12,440
  Net income (loss) per
   share:
    Before cumulative effect
     of changes in
     accounting:
      Primary................     1.18       .80       .02       .47      1.23
      Fully diluted..........     1.18       .80       .02       .47      1.15
    Cumulative effect of
     adoption of SFAS 106 and
     109:
      Primary................      --        --        --       (.42)      --
      Fully diluted..........      --        --        --       (.42)
    Net income:
      Primary................     1.18       .80       .02       .05      1.23
      Fully diluted..........     1.18       .80       .02       .05      1.15
  Cash dividends per share...      .40       .40       .24       .24       .30
  Average shares outstanding.    6,439     6,459     6,488     7,553    10,122
BALANCE SHEET DATA:
                                              DECEMBER 31,
                              ------------------------------------------------
                                1989      1990      1991      1992      1993
                              --------  --------  --------  --------  --------
  Working capital............ $ 43,753  $ 44,203  $ 42,517  $ 60,331    94,761
  Property, plant and equip-
   ment......................   40,886    50,305    48,445    42,064    49,746
  Total assets...............  125,885   155,724   150,645   182,096   229,316
  Short-term debt (includes
   current portion of
   long-term debt)...........    3,607     4,247     4,025     1,561     1,553
  Long-term debt (less cur-
   rent portion).............   41,196    50,728    46,743    34,592    35,094
  Shareholders' equity.......   46,552    49,326    48,181    67,030   106,436
  Book value per share.......     7.22      7.63      7.41      7.83     10.07
  Long-term debt to total
   capitalization............       47%       51%       49%       34%       25%

- --------
(1) In 1992, the Company provided a reserve of $4,500 for restructuring costs. See Note 4 to the Company's Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

  The Company was founded in 1928 and became a public company in April 1984. Since 1984, the Company has expanded sales internally and through several strategic acquisitions designed to complement the Company's businesses. In January 1986, the Company acquired Irvin Industries Inc.'s wing ventilator window business operated in Jacksonville, Florida. Later in 1986, the Company consummated a private placement of Common Shares to Ford Motor Company ("Ford") in exchange for cash, a long-term supply contract and a Ford subsidiary engaged in the manufacture and sale of modular window systems. In 1988, the Company acquired Nyloncraft, Inc. which manufactures injection molded thermoplastic products primarily for the automotive industry. In 1990, the Company acquired the window regulator business operated by Hoover Universal, Inc., a subsidiary of Johnson Controls, Inc., which the Company now operates under the name "Excel Systems." The comparability of the Company's results on a period-to-period basis is significantly affected by such acquisitions. All references to the "Company" herein refer to Excel Industries, Inc. and its subsidiaries unless otherwise indicated by the context.

RESULTS OF OPERATIONS

 1993 Compared to 1992

  Sales for the year ended December 31, 1993 totaled a record $515.7 million, an increase of $88.8 million, or 21%, over the preceding year. This increase in sales resulted from generally more favorable economic conditions in North America as total light vehicle production increased 12% and light vehicle production of Ford in North America increased 15%. Specifically, sales of new programs, including Ford/Nissan mini-vans, Ford F-Series and Ranger trucks, Chrysler LH sedans and Dodge trucks, helped account for improved sales volume.

  Gross profit totaled $51.7 million, or 10.0% of sales, as compared with $43.6 million, or 10.2% of sales, for the prior year. Gross profit in dollars improved with the improved level of sales. Gross profit as a percent of sales declined due to a change in product mix and start-up costs related to new programs.

  Selling, administrative and engineering expenses totaled $30.1 million for 1993, an increase of 6%, or $1.8 million, from 1992. The increase reflected, among other items, an increase in engineering personnel costs, amounts for outside consultants and an increase in the provision for incentive compensation. As a percent of sales, selling, administrative and engineering expenses declined to 5.8% in 1993 as compared to 6.6% in 1992.

  Interest costs of $3.5 million for 1993 compared to the $5.6 million incurred in 1992. The decline in interest expense reflected the reduction in interest and the prepayment penalty incurred in 1992 related to the Senior Notes which were retired in 1992.

  Other income in 1993 totaled $2.0 million, an increase of $1.3 million from 1992. Other income in 1993 included $1.9 million of interest income arising from the investment of proceeds of the Company's Common Share offerings in March 1993 and June 1992.

  The income tax provision was 38.5% of pre-tax income in 1993, down from 40.5% in the preceding year. The 1993 percentage reflected the impact of certain tax credits and lower effective state tax rates.

  In 1992, the Company provided a reserve of $4.5 million for restructuring costs. This charge represented estimated costs to downsize its Aurora, Ontario, Canada plant and relocate production of certain light truck and van windows to other manufacturing plants of the Company. During 1993, a total of $1.0 million in costs were incurred to relocate a portion of the production. The remaining production is expected to be relocated during 1994. The remaining reserve will be used to cover the cost of severance, the relocation of production and equipment writedowns expected in the future.

 1992 Compared to 1991

  Sales for the year ended December 31, 1992 totaled $426.9 million, an increase of $74.6 million, or 21%, over the preceding year. This increase in sales resulted from generally more favorable economic conditions in North America as total light vehicle production increased 9% and light vehicle production of Ford in North America increased 16%. Specifically, sales of new programs, including Ford/Nissan mini-van and Ford Econoline full-size van, and increased production of Ford Taurus/Sable sedans helped account for improved sales volume.

  Gross profit totaled $43.6 million, or 10.2% of sales, as compared with $31.2 million, or 8.9% of sales, for the prior year. The improved level of profitability, both in dollars and as a percent of sales, resulted from higher sales, better utilization of facilities and continued implementation of cost reduction programs.

  Selling, administrative and engineering expenses totaled $28.3 million for 1992, an increase of 12%, or $3.1 million, from 1991. The increase reflected, among other items, a provision for incentive compensation of $1.4 million. As a percent of sales, selling, administrative and engineering expenses declined to 6.6% in 1992 as compared to 7.2% in 1991.

  Interest costs of $5.6 million for 1992 were comparable to the $5.5 million incurred in 1991. The Company completed a public offering of Common Shares in June 1992, raising nearly $21 million, a portion of which was used for the prepayment of its 11.25% Guaranteed Senior Notes. Prepayment of the notes required a premium of $1.3 million, which premium was charged to interest expense and offset, in part, reductions in interest resulting from the decline in the overall levels of borrowings.

  Other income increased $0.9 million in 1992 due to income on short-term cash investments resulting, in part, from proceeds of the Company's Common Share offering in June 1992.

  In the fourth quarter of 1992, a reserve of $4.5 million was recorded for restructuring costs. This charge represents estimated costs to downsize the Company's Ontario, Canada facility and relocate production of certain light and heavy truck windows to other manufacturing plants of the Company.

  The income tax provision was 40.5% of pre-tax income in 1992, down from 44.7% in the preceding year. The 1991 percentage was unusually high due to losses for which no tax benefit was available.

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," effective January 1, 1992. This standard requires the recognition of future tax benefits attributable to temporary differences between the financial reporting basis and tax basis of assets and liabilities to the extent that realization of such benefits is more likely than not.

  The Company has recognized the future tax benefits of postretirement benefit obligations, the restructuring reserve and other recorded obligations and tax loss carryforwards since management has determined, based on the Company's history of prior operating earnings and future expectations, that operating income of the Company will more than likely be sufficient to fully offset these expenses when deductible for tax purposes.

  In 1992, the Company recorded $3.2 million as the cumulative effect of the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109. The Company previously accounted for its postretirement benefit costs other than pensions on a pay-as-you-go basis. The ongoing annual costs resulting from the adoption of SFAS No. 106 will approximate $1.3 million.

LIQUIDITY AND CAPITAL RESOURCES

  Working capital totaled $94.8 million as of December 31, 1993, and the current ratio was 2.40 to 1. Cash and marketable securities totaled $46.6 million as of December 31, 1993.

  In 1993, cash flow from operations totaled $10.2 million, and a public offering of Common Shares in March 1993 raised an additional $30.3 million. Cash expenditures for capital equipment amounted to $18.1 million, and dividends totaled $3.2 million. In addition, payments of long-term debt totaled $2.0 million. Overall, cash and marketable securities increased $19.0 million in 1993.

  Long-term debt totaled $35.1 million as of December 31, 1993, or 25% of total capitalization. Included in this amount is $30 million of 10% Convertible Subordinated Notes due December 1, 2000 (the "Convertible Notes") issued in January 1990 to affiliates of CIGNA Corporation and Textron, Inc. The principal balance of each Convertible Note is convertible, at the option of the holder, into Common Shares at a current price of $13.214 per share.

  Capital expenditures for 1994 are budgeted at $17.9 million. The Company's cash balances, operating cash flows and short-term lines of credit are expected to be adequate for anticipated operating requirements in 1994.

  The Company has entered into its second consecutive multi-year supply agreement with Ford which requires the absorption of the effects of inflation and requires specified price reductions or productivity offsets to price reductions. The Company believes that this type of agreement is typical in the automotive supply business, and the Company's ability to maintain gross margins at or near their present levels will be dependent on its ability to substantially offset the effects of this and other such agreements through productivity improvements, cost reduction programs and implementation of value analysis/value engineering programs, which reduce part weight and system costs to the customer.

  A chemical cleaning compound, trichloroethylene ("TCE"), has been found in the soil and groundwater on the Company's property in Elkhart, Indiana, and, in 1981, TCE was found in a well field of the City of Elkhart in close proximity to the Company's facility. The Company has been named as one of nine potentially responsible parties ("PRPs") in the contamination of this site. The United States Environmental Protection Agency ("EPA") and the Indiana Department of Environmental Management ("IDEM") have conducted a preliminary investigation and evaluation of the site and have undertaken temporary remedial action in the nature of air-stripping towers. In early 1992, the EPA issued a Unilateral Order under Section 106 of the Comprehensive Environmental Response, Compensation and Liability Act which required the Company and other PRPs to undertake remedial work. The Company and the other PRPs have reached an agreement regarding the funding of groundwater monitoring and the operation of the air-strippers as required by the Unilateral Order. The Company was required to install and operate a soil vapor extraction system to remove TCE from the Company's property. As of February 1, 1994, the Company has installed and is operating the equipment pursuant to the Unilateral Order. In addition, the EPA and IDEM have asserted a claim for reimbursement of their investigatory costs and the costs of installing and operating the air-strippers on the municipal well field (the "EPA Costs"). On February 22, 1993, the United States filed a lawsuit in the United States District Court for the Northern District of Indiana against eight of the PRPs, including the Company. On July 20, 1993, IDEM joined in the lawsuit. The lawsuit seeks recovery of the costs of enforcement, prejudgment interest and an amount in excess of $6.8 million, which represents costs incurred to date by the EPA and IDEM, and a declaration that the eight defendant PRPs are liable for any future costs incurred by the EPA and IDEM in connection with the site.

  The Company does not believe the annual cost to the Company of monitoring groundwater and operating the soil vapor extraction system and the air-strippers will be material. Each of the PRPs, including the Company, is jointly and severally liable for the entire amount of the EPA Costs. Certain PRPs, including the Company, are currently attempting to negotiate an agreed upon allocation of such liability. The Company believes that adequate provisions have been recorded for its costs and its anticipated share of EPA Costs and that its cash on hand, unused lines of credit or cash from operations are sufficient to fund any required expenditures.

  The EPA has also named the Company as a PRP for costs at three other disposal sites. It has also asked the Company for information about contamination at other sites. The Company believes it either has no liability as a responsible party or that adequate provisions have been recorded for any costs to be incurred.

INFLATION

  The impact of inflation on operating results for the years 1993, 1992 and 1991 was not significant. Raw material costs during these periods have increased; however, use of LIFO inventory methods by the Company has minimized any impact from inflation. The majority of the Company's property, plant and equipment is of recent purchase, and depreciation charges are based on historical cost.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants.........................................   6
Consolidated Balance Sheet at December 31, 1993 and 1992..................   7
Consolidated Statement of Income for the three years ended December 31,
 1993.....................................................................   8
Consolidated Statement of Shareholders' Equity for the three years ended
 December 31, 1993........................................................   9
Consolidated Statement of Cash Flows for the three years ended December
 31, 1993.................................................................  10
Notes to Consolidated Financial Statements................................  11

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
Excel Industries, Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Excel Industries, Inc. and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in the notes to consolidated financial statements, effective January 1, 1992, the Company changed its method of accounting for postretirement health care benefits by adopting, on an immediate recognition basis, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company also changed its method of accounting for income taxes, effective January 1, 1992, by adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

PRICE WATERHOUSE
South Bend, Indiana
February 17, 1994

                             EXCEL INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEET

                             (AMOUNTS IN THOUSANDS)

                                                                    DECEMBER 31,
                                                                  ------------------
                             ASSETS                                 1993      1992
                             ------                               --------  --------
Current assets:
  Cash and short-term investments...............................  $  6,767  $ 27,510
  Marketable securities.........................................    39,786       --
  Accounts receivable--trade, less allowances of $725...........    23,485    16,222
- --related party.................................................    47,168    43,342
  Customer tooling to be billed.................................     9,161     5,887
  Inventories...................................................    29,867    26,746
  Prepaid expenses..............................................     6,113     4,764
                                                                  --------  --------
      Total current assets......................................   162,347   124,471
                                                                  --------  --------
Property, plant and equipment:
  Land..........................................................       937       939
  Buildings and improvements....................................    21,902    21,135
  Machinery and equipment.......................................    80,680    71,021
  Accumulated depreciation......................................   (53,773)  (51,031)
                                                                  --------  --------
                                                                    49,746    42,064
                                                                  --------  --------
Goodwill, net of accumulated amortization of $2,356 and $2,010,
 respectively...................................................     7,050     7,397
Deferred income taxes and other assets..........................    10,173     8,164
                                                                  --------  --------
                                                                  $229,316  $182,096
                                                                  ========  ========
              LIABILITIES AND SHAREHOLDERS' EQUITY
              ------------------------------------
Current liabilities:
  Accounts payable--trade.......................................  $ 37,283  $ 28,460
         --related party........................................     9,700    13,601
  Accrued liabilities:
    Salaries and wages..........................................     5,712     3,983
    Income taxes................................................     1,208     2,132
    Other.......................................................    12,130    14,403
  Current installments on long-term debt........................     1,553     1,561
                                                                  --------  --------
      Total current liabilities.................................    67,586    64,140
                                                                  --------  --------
Long-term debt..................................................    35,094    34,592
Other long-term liabilities, primarily employee benefits........    20,200    16,334
Commitments and contingent liabilities..........................       --        --
Shareholders' equity:
  Preferred shares--no par value, 1,000 shares authorized, none
   issued.......................................................       --        --
  Common shares--no par value, 20,000 shares authorized; 10,575
   and 8,558, respectively, issued and outstanding..............    87,537    57,282
  Retained earnings.............................................    19,615    10,346
  Unrecognized pension actuarial losses, net of tax.............      (716)     (598)
                                                                  --------  --------
      Total shareholders' equity................................   106,436    67,030
                                                                  --------  --------
                                                                  $229,316  $182,096
                                                                  ========  ========

         The accompanying notes are an integral part of this statement.

                             EXCEL INDUSTRIES, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEAR ENDED DECEMBER 31,
                                                    ----------------------------
                                                      1993      1992      1991
                                                    --------  --------  --------
Net sales.........................................  $515,681  $426,873  $352,268
Costs and expenses:
  Cost of goods sold..............................   463,943   383,258   321,058
  Selling, administrative and engineering
   expenses.......................................    30,054    28,262    25,205
  Restructuring charge............................       --      4,500       --
  Interest expense................................     3,474     5,555     5,516
  Other (income) expense, net.....................    (2,015)     (713)      216
                                                    --------  --------  --------
      Total costs and expenses....................   495,456   420,862   351,995
                                                    --------  --------  --------
Income before income taxes and cumulative effect
 of changes
 in accounting....................................    20,225     6,011       273
Income tax provision..............................     7,785     2,434       122
                                                    --------  --------  --------
Income before cumulative effect of changes in
 accounting.......................................    12,440     3,577       151
Cumulative effect of adoption of SFAS 106 and 109.       --      3,195       --
                                                    --------  --------  --------
      Net income..................................  $ 12,440  $    382  $    151
                                                    ========  ========  ========
Net income (loss) per share:
  Before cumulative effect of changes in
   accounting:
    Primary.......................................  $   1.23  $    .47  $    .02
    Fully diluted.................................      1.15       .47       .02
  Cumulative effect of adoption of SFAS 106 and
   109:
    Primary.......................................       --       (.42)      --
    Fully diluted.................................       --       (.42)      --
  Net income:
    Primary.......................................      1.23       .05       .02
    Fully diluted.................................      1.15       .05       .02
                                                    --------  --------  --------
Cash dividends per share..........................       .30       .24       .24


         The accompanying notes are an integral part of this statement.

                             EXCEL INDUSTRIES, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                             (AMOUNTS IN THOUSANDS)

                            COMMON                      UNRECOGNIZED
                            SHARES                        PENSION    CUMULATIVE
                          ISSUED AND  COMMON  RETAINED   ACTUARIAL   TRANSLATION
                          OUTSTANDING SHARES  EARNINGS     LOSSES    ADJUSTMENT   TOTAL
                          ----------- ------- --------  ------------ ----------- --------
Balance at December 31,
 1990...................     6,466    $35,949 $13,298      $(592)       $671     $ 49,326
Net income..............                          151                                 151
Dividends...............                       (1,558)                             (1,558)
Stock options exercised.        17         84                                          84
Shares issued under
 employee stock purchase
 plan...................        19        160                                         160
Unrecognized pension
 actuarial losses, net
 of tax.................                                     (12)                     (12)
Effect of exchange rate
 changes................                                                  30           30
                            ------    ------- -------      -----        ----     --------
Balance at December 31,
 1991...................     6,502     36,193  11,891       (604)        701       48,181
                            ------    ------- -------      -----        ----     --------
Net income..............                          382                                 382
Dividends...............                       (1,927)                             (1,927)
Share offering..........     2,013     20,759                                      20,759
Stock options exercised.        29        200                                         200
Shares issued under
 employee stock purchase
 plan...................        14        130                                         130
Unrecognized pension
 actuarial losses, net
 of tax.................                                       6                        6
Effect of exchange rate
 changes................                                                (701)        (701)
                            ------    ------- -------      -----        ----     --------
Balance at December 31,
 1992...................     8,558     57,282  10,346       (598)         --       67,030
                            ------    ------- -------      -----        ----     --------
Net income..............                       12,440                              12,440
Dividends...............                       (3,171)                             (3,171)
Share offering..........     2,000     30,019                                      30,019
Stock options exercised.         8         51                                          51
Shares issued under
 employee stock purchase
 plan...................         9        185                                         185
Unrecognized pension
 actuarial losses, net
 of tax.................                                    (118)                    (118)
                            ------    ------- -------      -----        ----     --------
Balance at December 31,
 1993...................    10,575    $87,537 $19,615      $(716)       $ --     $106,436
                            ======    ======= =======      =====        ====     ========


         The accompanying notes are an integral part of this statement.

                             EXCEL INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1993      1992     1991
                                                   --------  --------  -------
Cash flows from operating activities:
  Net income...................................... $ 12,440  $    382  $   151
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization.................   10,145    10,082   10,637
    Deferred income taxes.........................      548    (3,837)  (2,207)
    Cumulative effect of changes in accounting....      --      3,195      --
    Other.........................................    3,443     2,661      939
    Changes in current assets and liabilities:
      Accounts receivable and prepaid expenses....  (13,418)  (17,169)   1,176
      Inventories and customer tooling............   (6,395)    6,774    4,286
      Accounts payable and accrued liabilities....    3,454    19,067      849
                                                   --------  --------  -------
        Total adjustments.........................   (2,223)   20,773   15,680
                                                   --------  --------  -------
        Net cash provided by operating activities.   10,217    21,155   15,831
                                                   --------  --------  -------
Cash flows from investing activities:
  Purchase of property, plant and equipment.......  (18,104)   (4,687)  (9,670)
  Investment in marketable securities, net........  (39,786)      --       --
  Other...........................................     (648)      461    3,810
                                                   --------  --------  -------
        Net cash used for investing activities....  (58,538)   (4,226)  (5,860)
                                                   --------  --------  -------
Cash flows from financing activities:
  Issuance of common shares.......................   30,255    21,089      244
  Payments of long-term debt......................   (2,001)  (14,615)  (4,207)
  Dividends.......................................   (3,171)   (1,927)  (1,558)
  Issuance of long-term debt......................    2,495       --       --
                                                   --------  --------  -------
        Net cash provided by (used for) financing
         activities...............................   27,578     4,547   (5,521)
                                                   --------  --------  -------
Net change in cash and short-term investments.....  (20,743)   21,476    4,450
Cash and short-term investments at beginning of
 period...........................................   27,510     6,034    1,584
                                                   --------  --------  -------
Cash and short-term investments at end of period.. $  6,767  $ 27,510  $ 6,034
                                                   ========  ========  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest........................................ $  2,781  $  6,081  $ 5,634
  Income taxes, net of refunds....................    7,996     6,602      281
                                                   ========  ========  =======

         The accompanying notes are an integral part of this statement.

                             EXCEL INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

  Excel Industries, Inc. (Company) is engaged in the manufacture and sale of a broad line of window assemblies, manual and electric window regulators, upper door frames and injection molded thermoplastic parts. The Company's products are used in the manufacture of automobiles, heavy and light trucks, buses and recreational vehicles.

2. SIGNIFICANT ACCOUNTING POLICIES

 Principles of consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions, profits and balances are eliminated.

 Net income per share

  Primary net income per share is computed using the weighted average number of shares outstanding during the period. Shares used to compute primary net income per share were 10,122,000 for 1993, 7,553,000 for 1992 and 6,488,000 for 1991.

  Fully diluted earnings per share assumes, when dilutive, the conversion of the 10% convertible subordinated notes which were issued on January 2, 1990.

  Stock dividends and splits are given retroactive effect in computing the weighted average number of shares outstanding during the period.

 Short-term investments and marketable securities

  Short-term investments amounting to $5,771,000 at December 31, 1993 consist of investments generally in money market funds.

  Marketable securities consist of U.S. Government securities, tax-free municipal securities and municipal fund par value preferred shares with maturities generally longer than 90 days.

  Such investments are carried at cost which approximates market.

  Other income includes interest income of $1,916,000 in 1993, $1,010,000 in 1992 and $674,000 in 1991.

 Inventories

  Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for domestic inventories and the first-in, first-out (FIFO) method for Canadian inventories.

 Properties

  Plant and equipment are carried at cost and include expenditures for new facilities and those which substantially increase the useful lives of existing plant and equipment.

 Depreciation

  The Company provides for depreciation of plant and equipment using methods and rates designed to amortize the cost of such equipment over its useful life. Depreciation is computed principally on accelerated

                             EXCEL INDUSTRIES, INC.

methods for new plant and equipment and the straight-line method for used equipment. The estimated useful lives range from 10 to 40 years for buildings and improvements and 2 to 20 years for machinery and equipment.

 Goodwill

  The excess of purchase price over the fair value of net assets of acquired businesses (goodwill) is amortized on a straight-line basis over 20 to 40 years.

 Income taxes

  Deferred income taxes are provided using the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

3. RESEARCH, ENGINEERING AND DEVELOPMENT

  Research, engineering and development expenditures charged to operations approximated $7,913,000 in 1993, $5,518,000 in 1992 and $5,200,000 in 1991.

4. RESTRUCTURING CHARGE

  In the fourth quarter of 1992, the Company provided a reserve of $4,500,000 for restructuring costs. The charge was equivalent to $2,900,000, or 34 cents per share, after taxes. This charge represented estimated costs to downsize its Aurora, Ontario, Canada plant and relocate production of certain light truck and van windows to other manufacturing plants of the Company. A total of $1,010,000 was incurred in 1993 to transfer a portion of the planned production.

5. INVENTORIES

  Inventories consist of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1993     1992
                                                               -------  -------
                                                                (000 OMITTED)
      Raw materials........................................... $17,948  $15,302
      Work in process and finished goods......................  12,378   11,699
      LIFO reserve............................................    (459)    (255)
                                                               -------  -------
                                                               $29,867  $26,746
                                                               =======  =======

6. PENSION AND OTHER EMPLOYEE BENEFIT PLANS

 Pension and profit sharing plans

  The Company and its subsidiaries provide retirement benefits to substantially all employees through various pension, savings and profit sharing plans. Defined benefit plans provide pension benefits that are based on the employee's final average salary for salaried employees and stated amounts for each year of credited service for hourly employees. Contributions and costs for the Company's various other benefit plans are generally determined based on the employee's annual salary. Total expense relating to the Company's various retirement plans aggregated $2,199,000 in 1993, $2,102,000 in 1992 and $1,712,000 in 1991.

                             EXCEL INDUSTRIES, INC.

  Components of net pension expense for all defined benefit pension plans are as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1993     1992     1991
                                                      -------  -------  -------
                                                           (000 OMITTED)
      Service cost................................... $ 1,319  $ 1,312  $ 1,243
      Interest cost..................................   1,344    1,245    1,137
      Actual return on assets........................    (617)  (1,242)  (1,139)
      Net amortization and deferral..................    (582)     190      222
                                                      -------  -------  -------
      Net defined benefit pension expense............ $ 1,464  $ 1,505  $ 1,463
                                                      =======  =======  =======

  The funded status of defined benefit pension plans is as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1993      1992
                                                              -------  --------
                                                               (000 OMITTED)
      Plan assets at fair value.............................. $15,844   $14,868
      Projected benefit obligations..........................  20,421    17,869
                                                              -------  --------
                                                               (4,577)   (3,001)
      Unrecognized costs.....................................   1,862       472
                                                              -------  --------
      Net accrued pension costs.............................. $(2,715)  $(2,529)
                                                              =======  ========
      Actuarial present value of:
        Vested benefit obligations........................... $15,644   $13,853
                                                              =======  ========
        Accumulated benefit obligations...................... $16,655   $14,815
                                                              =======  ========
      Major assumptions:
        Discount rate........................................    7.5%        8%
        Rate of increase in compensation.....................      5%  5% to 8%
        Expected rate of return on plan assets...............      8%        8%

  It is generally the Company's policy to fund the ERISA minimum contribution requirement. Plan assets are invested primarily in corporate equity securities and bonds and insurance annuity contracts.

 Supplemental and other postretirement benefits

  In addition to providing pension benefits, the Company provides certain health care benefits to substantially all active employees and postretirement health care benefits to management employees. The Company is primarily self-insured for such benefits and prior to 1992 followed the practice of expensing such benefits on a pay-as-you-go basis.

  In 1992, the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company elected to immediately recognize the Accumulated Postretirement Benefit Obligation (APBO) as of January 1, 1992 in the amount of $6,447,000 (approximately $4,000,000 after-tax, or 61 cents per share).

                             EXCEL INDUSTRIES, INC.

  Summary information on the Company's plan is as follows:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1993   1992
                                                                  ------ ------
                                                                  (000 OMITTED)
      Retirees................................................... $1,504 $1,060
      Retirement-eligible actives................................    968  1,245
      Other active participants..................................  6,077  5,402
      Unrecognized gain..........................................    407    --
                                                                  ------ ------
      Accrued liability.......................................... $8,956 $7,707
                                                                  ====== ======

 Accrued postretirement benefit cost

  The Company plans to continue the policy of funding these benefits on a pay-as-you-go basis. The components of net periodic postretirement benefit cost are as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                 -------------
                                                                  1993   1992
                                                                 ------ ------
                                                                 (000 OMITTED)
      Service costs, benefits attributed to employee service
       during the year.......................................... $  821 $  750
      Interest cost on accumulated postretirement benefit
       obligation...............................................    578    510
                                                                 ------ ------
      Net periodic postretirement benefit cost.................. $1,399 $1,260
                                                                 ====== ======

  The discount rate used in determining the APBO was 7.75% in 1993 and 8% in 1992. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 10.25% declining by 1% per year to a rate of 6.25%. An increase of 1% in the health care cost trend rate would increase the accrued postretirement benefit cost at December 31, 1993 by $2,066,000 and the 1993 annual expense by $384,000.

7. LONG-TERM DEBT

  Following is a summary of long-term debt of the Company:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1993     1992
                                                               -------  -------
                                                                (000 OMITTED)
      10% convertible subordinated notes...................... $30,000  $30,000
      Industrial revenue bonds................................   5,383    4,533
      Capital lease obligations...............................   1,264    1,620
                                                               -------  -------
                                                                36,647   36,153
      Current portion.........................................  (1,553)  (1,561)
                                                               -------  -------
                                                               $35,094  $34,592
                                                               =======  =======

  During 1992, the Company prepaid the balance owing on its guaranteed senior notes and was subject to a prepayment premium of approximately $1,300,000. Such amount is included in the accompanying income statement in interest expense.

  The convertible notes are due on December 1, 2000 and require aggregate prepayments of $8,000,000 in 1996, $7,000,000 in 1997, $6,000,000 in 1998,
$5,000,000 in 1999 and $4,000,000 in 2000. The holders of the notes have the option to convert their notes at any time into common shares of the Company at a current

                             EXCEL INDUSTRIES, INC.

conversion price of $13.214 per share. The notes are subject to prepayment at the option of the Company if the market value of the Company's common shares equals or exceeds 150% of the conversion price for a specified period. The note agreements provide for maintaining a current ratio of 1.5 to 1, restrict the amount of additional borrowings and limit the amount of dividends that can be paid. Currently the Company has available for payment of dividends $19,615,000 of retained earnings.

  The industrial revenue bonds bear interest at rates of interest tied to short-term Treasury rates. Certain plant and equipment purchased with the proceeds of the bonds collateralize these obligations.

  The Company had available unused lines of credit of approximately $6,300,000 at December 31, 1993.

  Long-term debt maturities are $1,553,000 in 1994, $1,358,000 in 1995,
$9,557,000 in 1996, $8,072,000 in 1997, $6,580,000 in 1998 and $9,527,000
thereafter.

8. CONTINGENCIES

  A chemical cleaning compound, trichloroethylene (TCE), has been found in the soil and groundwater on the Company's property in Elkhart, Indiana, and, in 1981, TCE was found in a well field of the City of Elkhart in close proximity to the Company's facility. The Company has been named as one of nine potentially responsible parties (PRPs) in the contamination of this site.

  The United States Environmental Protection Agency (EPA) and the Indiana Department of Environmental Management (IDEM) have conducted a preliminary investigation and evaluation of the site and have undertaken temporary remedial action in the nature of air-stripping towers.

  In early 1992, the EPA issued a Unilateral Order under Section 106 of the Comprehensive Environmental Response, Compensation and Liability Act which required the Company and other PRPs to undertake remedial work. The Company and the other PRPs have reached an agreement regarding the funding of groundwater monitoring and the operation of the air-strippers as required by the Unilateral Order. The Company was required to install and operate a soil vapor extraction system to remove TCE from the Company's property. As of February 1, 1994, the Company has installed and is operating the equipment pursuant to the Unilateral Order. In addition, the EPA and IDEM have asserted a claim for reimbursement of their investigatory costs and the costs of installing and operating the air-strippers on the municipal well field (the EPA Costs). On February 22, 1993, the United States filed a lawsuit in the United States District Court for the Northern District of Indiana against eight of the PRPs, including the Company. On July 20, 1993, IDEM joined in the lawsuit. The lawsuit seeks recovery of the costs of enforcement, prejudgment interest and an amount in excess of $6.8 million, which represents costs incurred to date by the EPA and IDEM, and a declaration that the eight defendant PRPs are liable for any future costs incurred by the EPA and IDEM in connection with the site.

  The Company does not believe the annual cost to the Company of monitoring groundwater and operating the soil vapor extraction system and the air-strippers will be material. Each of the PRPs, including the Company, is jointly and severally liable for the entire amount of the EPA Costs. Certain PRPs, including the Company, are currently attempting to negotiate an agreed upon allocation of such liability. The Company believes that adequate provisions have been recorded for its costs and its anticipated share of EPA Costs and that its cash on hand, unused lines of credit or cash from operations are sufficient to fund any required expenditures.

  The EPA has also named the Company as a PRP for costs at three other disposal sites. It has also asked the Company for information about contamination at other sites. The Company believes it either has no liability as a responsible party or that adequate provisions have been recorded for any costs to be incurred.

  There are claims and pending legal proceedings against the Company and its subsidiaries with respect to taxes, workers' compensation, warranties and other matters arising out of the ordinary conduct of the business. The ultimate result of these claims and proceedings at December 31, 1993 is not determinable, but, in the opinion of management, adequate provision for anticipated costs has been made or insurance coverage exists to cover such costs.

                             EXCEL INDUSTRIES, INC.

9. LEASES

  The Company leases certain of its manufacturing facilities, sales offices, transportation and other equipment. Total rental expense for all leases was approximately $3,416,000 in 1993, $2,998,000 in 1992 and $2,123,000 in 1991.
Future minimum lease payments under noncancellable operating leases are $1,341,000 in 1994, $1,055,000 in 1995, $826,000 in 1996, $753,000 in 1997 and
$143,000 in 1998.

10. INCOME TAXES

  Effective January 1, 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes." This statement mandates the liability approach for computing deferred income taxes similar to SFAS No. 96 previously followed by the Company. The cumulative effect of the change was to increase first quarter 1992 earnings by $800,000 (12 cents per share). The change had no impact on the 1992 income tax provision. Prior year financial statements have not been restated.

  Pre-tax income (loss) reported by U.S. and foreign subsidiaries was as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1993    1992     1991
                                                       ------- -------  -------
                                                            (000 OMITTED)
      United States................................... $17,933 $ 8,688  $ 1,835
      Foreign.........................................   2,292  (2,677)  (1,562)
                                                       ------- -------  -------
                                                       $20,225 $ 6,011  $   273
                                                       ======= =======  =======

  The provision (benefit) for income taxes is summarized below:

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                     1993      1992      1991
                                                    -------  --------  --------
                                                          (000 OMITTED)
      Current:
        U.S. federal...............................  $6,049   $ 5,007   $ 1,615
        Foreign....................................     465        38       --
        State......................................     645     1,226       714
                                                    -------  --------  --------
                                                      7,159     6,271     2,329
                                                    -------  --------  --------
      Deferred:
        U.S. federal...............................    (317)   (1,922)   (1,388)
        Foreign....................................     941    (1,256)     (685)
        State......................................       2      (659)     (134)
                                                    -------  --------  --------
                                                        626    (3,837)   (2,207)
                                                    -------  --------  --------
                                                     $7,785  $  2,434  $    122
                                                    =======  ========  ========

                             EXCEL INDUSTRIES, INC.

  Deferred income taxes are provided for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. At December 31, 1993, current deferred income tax assets of $2,886,000 are classified as prepaid expenses, long-term U.S. deferred income tax assets of $6,094,000 are classified as other assets and $627,000 of long-term foreign deferred income tax liabilities are classified as other long-term liabilities. Deferred income taxes are comprised of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1993    1992
                                                                ------- -------
                                                                 (000 OMITTED)
      Gross deferred tax liabilities:
        Property, plant and equipment.......................... $ 2,257 $ 2,571
        Inventories............................................     436     308
        Other..................................................     680     564
                                                                ------- -------
                                                                  3,373   3,443
                                                                ------- -------
      Gross deferred tax assets:
        Postretirement benefit obligations.....................   6,296   5,046
        Restructuring reserve..................................   1,103   1,655
        Other accrued liabilities..............................   3,708   4,210
        Loss carryforwards.....................................     619   1,453
                                                                ------- -------
                                                                 11,726  12,364
                                                                ------- -------
      Net deferred tax assets.................................. $ 8,353 $ 8,921
                                                                ======= =======

  The provision for income taxes computed by applying the federal statutory rate to income before income taxes is reconciled to the recorded provision as follows:

                                                          YEAR ENDED DECEMBER
                                                                  31,
                                                          ---------------------
                                                           1993    1992   1991
                                                          ------  ------  -----
                                                             (000 OMITTED)
      Tax at United States statutory rate................ $7,079  $2,044  $  93
      State income taxes, net of federal benefit.........    421     374    383
      Canadian rate differential on income (losses)......    344    (134)  (154)
      Other..............................................    (59)    150   (200)
                                                          ------  ------  -----
                                                          $7,785  $2,434  $ 122
                                                          ======  ======  =====

  Provision has been made for U.S. and Canadian taxes on undistributed earnings of the Company's Canadian subsidiary.

  The Company possesses approximately $10,570,000 of U.S. state income tax loss carryforwards. U.S. state loss carryforwards expire to the extent of $1,002,000 in the year 2005, $4,758,000 in 2006 and $4,810,000 in 2007.

11. SEGMENT INFORMATION AND MAJOR CUSTOMERS

  The Company operates in predominately one industry segment: the design, engineering and manufacture of certain components sold to manufacturers in the ground transportation industry.

  The Company, through its subsidiaries, operates primarily in two countries: the United States and Canada. The Company's Canadian subsidiary had net sales of $36,074,000 in 1993, $29,421,000 in 1992 and $21,735,000 in 1991. Total
assets of the Canadian subsidiary were approximately $9,416,000 and $12,538,000 at December 31, 1993 and 1992, respectively. Intercompany sales were insignificant.

                             EXCEL INDUSTRIES, INC.

  Sales to three major customers, Ford Motor Company, Chrysler Corporation and General Motors Corporation, were approximately 72%, 11% and 4%, respectively, of the Company's net sales in 1993 as compared to 73%, 9% and 4% in 1992 and 69%, 8% and 8% in 1991. Accounts receivable from General Motors Corporation and Chrysler Corporation approximated 68% of trade accounts receivable at December 31, 1993 and 48% at December 31, 1992. Amounts due from Ford Motor Company are classified as "accounts receivable, related party" in the Company's balance sheet at December 31, 1993 and December 31, 1992. Sales to customers outside of the United States and Canada were not significant.

12. COMMON SHARES

  The Company has an incentive stock option plan covering key employees which was approved by shareholders in 1984. The plan provides that options may be granted at not less than fair market value and if not exercised, expire 10 years from the date of grant. At December 31, 1993, there were reserved 48,590 shares for the granting of options and options outstanding for 19,250 shares at an average exercise price of $6.59. During 1993, options for 7,875 shares were exercised at an average exercise price of $6.44. There were no options granted nor did any options expire during 1993.

  The Company has an employee stock purchase plan and has reserved 353,717 common shares for this purpose. The plan allows eligible employees to authorize payroll withholdings which are used to purchase common shares from the Company at ninety percent (90%) of the closing price of the common shares on the date of purchase. Through December 31, 1993, 96,296 common shares had been issued under the plan.

  The Company has reserved 2,270,319 common shares for possible future issuance in connection with its $30,000,000 convertible notes issued on January 2, 1990.

13. RELATED PARTY TRANSACTIONS

  Ford Motor Company owned 24% of the Company's common shares at December 31, 1993, 30% at December 31, 1992 and 40% at December 31, 1991. On January 11, 1994, Ford Motor Company donated 1,047,201 of the Company's common shares to the Ford Motor Company Fund. On January 13, 1994, Ford Motor Company and the Ford Motor Company Fund announced their intention to dispose of their combined 24% ownership in the Company through a secondary public offering. Ford officials stated that the disposition of common shares would not impact the customer-supplier relationship between Ford and the Company. Significant related party transactions are as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                        1993     1992     1991
                                                      -------- -------- --------
                                                            (000 OMITTED)
      Product sales.................................. $373,000 $311,000 $244,000
      Product purchases..............................  124,000   77,000   58,000

                             EXCEL INDUSTRIES, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The following table sets forth in summary form the quarterly results of operations for the years ended December 31, 1993 and 1992.

                                                         1993
                                          ------------------------------------
                                           FIRST     SECOND   THIRD    FOURTH
                                          QUARTER   QUARTER  QUARTER  QUARTER
                                          --------  -------- -------- --------
                                             (000 OMITTED EXCEPT PER SHARE
                                                       AMOUNTS)
   Net sales............................  $127,340  $138,875 $114,888 $134,578
   Gross profit.........................    14,295    16,044   10,015   11,384
   Net income...........................     3,422     4,491    1,650    2,877
   Net income per share:
     Primary............................  $    .39  $    .43 $    .16 $    .27
     Fully diluted......................       .35       .38      .16      .26
                                                         1992
                                          ------------------------------------
                                           FIRST     SECOND   THIRD    FOURTH
                                          QUARTER   QUARTER  QUARTER  QUARTER
                                          --------  -------- -------- --------
   Net sales............................  $ 98,432  $113,038 $102,516 $112,887
   Gross profit.........................    10,258    12,603    9,635   11,119
   Income (loss) before changes in
    accounting..........................     1,295     2,445      657     (820)
   Cumulative effect of adoption of SFAS
    Nos. 106 and 109....................    (3,195)      --       --       --
   Net income (loss)....................    (1,900)    2,445      657     (820)
   Net income (loss) per share before
    changes in accounting:
     Primary............................  $    .20  $    .37 $    .08 $   (.10)
     Fully diluted......................       .20       .33      .08     (.10)
   Cumulative effect of changes in
    accounting:
     Primary............................      (.49)      --       --       --
     Fully diluted......................      (.49)      --       --       --
   Net income (loss):
     Primary............................      (.29)      .37      .08     (.10)
     Fully diluted......................      (.29)      .33      .08     (.10)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  (c) The following exhibit is filed as part of this report:

   Exhibit 23--Consent of Independent Accountants.

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          EXCEL INDUSTRIES, INC.

Dated: February 18, 1994.
                                             /s/ Joseph A. Robinson
                                          By: _________________________________
                                             Joseph A. Robinson, Secretary,
                                              Treasurer and Chief Financial
                                                         Officer

                                 EXHIBIT INDEX

                                                                           PAGE
                                                                          NUMBER
                                                                          ------
 Exhibit 23. Consent of Independent Accountants.........................